Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Evercel, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Evercel, Inc. (No. 333-81941) of our report dated March 14, 2002, relating to the consolidated balance sheets of Evercel, Inc. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income (loss), changes in shareholders' equity and cash flows for the years ended December 31, 2001 and 2000, the two-months ended December 31, 1999 and for the year ended October 31, 1999, which report appears in the December 31, 2001 annual report on Form 10-K of Evercel, Inc.

/s/ KPMG LLP
KPMG LLP

Stamford, Connecticut
March 25, 2002